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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of American Greetings Corporation for the registration of $175,000,000 of 7.0% Convertible Subordinated Notes due July 15, 2006 and 12,590,655 Class A Common Shares issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated March 27, 2001, with respect to the consolidated financial statements and schedule of American Greetings Corporation included in its Annual Report (Form 10-K) for the year ended February 28, 2001, filed with the Securities and Exchange Commission.



                                                /s/ Ernst & Young LLP


Cleveland, Ohio
October 12, 2001